CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 29 to the registration statement on form N-1A (the "Registration Statement") of our report dated January 21, 1999, relating to the financial statements and financial highlights of Prudential Government Securities Trust (consisting of Money Market Series, U.S. Treasury Money Market Series, and Short-Intermediate Term Series) which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Investment Advisory and Other Services" in such Statement of Additional Information and to the references to us under the heading "Financial Highlights" in such Prospectuses.


PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
March 23, 1999